Exhibit 99.1


FOR IMMEDIATE RELEASE

     Speaking Roses(R) Offers Personalized Bouquets(TM) with Embossed Roses

SALT LAKE CITY, Utah - September 15, 2004 - Speaking Roses International, Inc. (Pink Sheets: SRII), a company with proprietary technology for printing images and messages on roses, today announced that is offering fresh mixed bouquets containing its unique embossed roses.

"This is a huge leap forward for our business," said Blaine Harris, president/CEO of Speaking Roses International, Inc. "Most people buy rose bouquets for a special occasion or gift, but a vast majority of flower customers in super markets are buying for their own use. That's hundreds of millions of bouquets a year just in the U.S."

Mr. Harris states that any bouquet will be enhanced and have greater value when it is personalized. He continues saying, "Now for the same money as a plain bouquet, we give them a bouquet that expresses a heartfelt message. The flowers for a dinner party could say `Welcome to Our Home' and flowers bought to brighten a room might say `Have a Great Day.' We are totally unique in the floral bouquet business and expect to make a major impact."

In addition Speaking Roses will offer a premium line of bouquets for those special events. With names like `White Diamond' and `Blue Mystique,' these bouquets are as elegant as they are unique. The bouquets are priced from $49.95 to $99.95 and customers can purchase them online at www.speakingroses.com or by calling 1-866-400-ROSE. They are available in a variety of flowers, colors and prices, with either standard phrases or individualized messages, images or logos.

The company, which is based in Salt Lake City, Utah, will be offering the roses online at www.speakingroses.com. Customers can also purchase the roses by calling 1-866-400-ROSE.


About Speaking Roses  International,  Inc.  Speaking  Roses  International  Inc.
(SRII) is a specialty floral design company that allows people and organizations to communicate precisely and passionately with flowers. Based in Salt Lake City, Utah, Speaking Roses uses its proprietary, patented-pending technology to emboss messages, images and logos on fresh cut and silk flowers. www.speakingroses.com.

Contact:
Bobbie Downey
Investor Relations
(866) 400-ROSE
bobbie@speakingroses.com